As filed with the Securities and Exchange Commission on January 9, 2012

Registration No. 333-51849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.  333-51849
___________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________

MGP INGREDIENTS, INC.
(Exact name of registrant as specified in its charter)
___________

Kansas	45-4082531
(State of Incorporation)	(I.R.S. Employer Identification No.)

Cray Business Plaza
100 Commercial Street
PO Box 130
Atchison, Kansas 66002
 (913) 367-1480
(Address of principal executive offices)(Zip code)
____________

MGP INGREDIENTS, INC.
STOCK INCENTIVE PLAN OF 1996
1998 STOCK INCENTIVE PLAN FOR SALARIED EMPLOYEES
1996 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
(Full title of plan)
___________

Gregory G. Johnson
Bryan Cave LLP
1200 Main Street
Suite 3500
Kansas City, Missouri 64105
(Name, address and telephone number of registrant’s agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer.”, “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer  ☒  Non-accelerated filer ☐  Smaller reporting company ☐

Explanatory Note

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by MGPI Processing, Inc. (formerly MGP Ingredients, Inc.) a Kansas corporation (the “Predecessor Corporation”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”), in accordance with Section 17-6701(g) of the Kansas General Corporation Code, of MGPI Merger Sub, Inc., a Kansas corporation, with and into the Predecessor Corporation, with the Predecessor Corporation being the surviving corporation. In the Merger, which was consummated on January 3, 2012 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Corporation was converted into one share of common stock of MGP Ingredients, Inc. (formerly MGPI Holdings, Inc.), a Kansas corporation (the “Registrant”).  In addition, each outstanding option to purchase shares of Predecessor Corporation common stock was automatically converted into an option to purchase, upon the same terms and conditions, an identical number of shares of Registrant’s common stock.  Pursuant to the Merger, the Predecessor Corporation became a direct, wholly-owned subsidiary of the Registrant.

Upon completion of the Reorganization, Registrant replaced the Predecessor Corporation as the publicly-held corporation and holders of common stock of the Predecessor Corporation now hold the same number of shares and same ownership percentage of Registrant as they held of the Predecessor Corporation immediately prior to the Reorganization.  Shares of Registrant’s common stock trade on the NASDAQ Global Select Market under the symbol “MGPI”.

This Post-Effective Amendment No. 1 to Form S-8 pertains to the adoption by Registrant of Registration No. 51849 originally covering 1,040,000 shares of Predecessor Corporation’s common stock.

In accordance with Rule 414, the Registrant, as the successor issuer, expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant or the Predecessor Corporation with the Securities and Exchange Commission are incorporated herein by reference and made a part of this registration statement:

1.	The Predecessor Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the Commission on September 2, 2011;

2.	All other reports filed by the Predecessor Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since June 30, 2011;

3.	Registrant’s Current Reports on Form 8-K filed with the Commission on October 21, 2011; October 26, 2011; December 12, 2011; December 28, 2011 and January 5, 2012; and

4.
The description of Registrant’s Common Stock contained in the Predecessor Corporation’s Registration Statement on Form 8-A (File No. 000-17196) filed September 23, 1988, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any portion thereof furnished under Item 2.02 or 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-6002(b)(8) of the Kansas General Corporation Code provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.  The Company's restated and amended certificate of incorporation contains the provisions permitted by Section 17-6002(b)(8) of the Kansas General Corporation Code. The effect of these provisions is to eliminate the Company's and its stockholders' rights (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Under Section 17-6305 of the Kansas General Corporation Code, a corporation has the power under specified circumstances to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments and other amounts incurred in any such action, suit or proceeding.

The Bylaws of the Company generally provide that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee plan or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, to the fullest extent permitted from time to time by the Kansas General Corporation Code as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment). The right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Pursuant to the Bylaws, if a claim for indemnification is not paid in full by the Company within 90 days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the Kansas General Corporation Code for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Kansas General Corporation Code, nor an actual determination by the Company (including the directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Kansas General Corporation Code.

The Company also has entered into indemnification agreements with each of its directors and executive officers.  Each indemnification agreement generally provides that the Company will indemnify the director or officer who is a party thereto (an  “Indemnitee”), within 30 days of written demand, to the fullest extent permitted by law, against expenses (including interest from the date of payment by the Indemnitee until the date the Indemnitee is reimbursed), judgments, fines, penalties and amounts paid in settlement of  any threatened, pending or completed action, suit or proceeding, inquiry or investigation (a “Claim”) to which the Indemnitee is or is threatened to be a party, witness or other participant by reason of the fact that the Indemnitee is or was serving as a director, officer or in another fiduciary capacity of the Company or other Company related enterprise at the request of the Company, or based upon acts or omissions of the Indemnitee in such capacity or in any other capacity while serving as a director, officer or in another fiduciary capacity for the Company or a Company related enterprise.  For this purpose, service as a director, officer or in another fiduciary capacity of a 20% or more Company owned entity or of an employee benefit plan of the Company or such other entity will be deemed serving at the request of the Company for a Company related enterprise.

An Indemnitee will not be entitled to indemnification under the agreement unless ordered by a court or unless the Reviewing Party (as defined below) determines that the Indemnitee met the applicable standard of conduct provided by law and that specified circumstances which would preclude indemnification under the agreement do not exist.  The agreement provides for partial indemnification if the Indemnitee is entitled to indemnification for a portion of a Claim.

The agreement also provides generally for the advance of the Indemnitee’s expenses within 2 business days after the Indemnitee requests the same and delivers to the Company an undertaking to repay the advance if the Indemnitee settles a proceeding without the Company’s consent or if the Reviewing Party determines that the Indemnitee is not entitled to indemnification because he or she did not meet the applicable standard of conduct

If the Company has not paid a claim for indemnification or advance within 90 days of the Indemnitee’s request, the Indemnitee may commence litigation to seek an initial determination of entitlement or to challenge a determination by the Reviewing Party.   Neither the failure of the Reviewing Party to have made a determination nor an actual determination that the Indemnitee has not met the applicable standard of conduct shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct, and the Company will bear the burden of proof in any such proceeding that the applicable standard of conduct was not met.  The Company will indemnify the Indemnitee against expense reasonably incurred in connection with any such claim for indemnity (or any claim for indemnification under any other agreement or bylaw or for recovery under any Company maintained liability insurance policy) that is successfully asserted, in whole or in part.

The Reviewing Party under the agreement is (i) the Board of Directors, acting by a majority vote of disinterested directors who are not parties to the claim, even though less than a quorum, (ii) a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum or (iii) if there are no disinterested directors, or if the disinterested directors so direct, (a) independent legal counsel or (b) the shareholders.  However, following a change in control, as defined (other than one approved by a majority of the persons who were directors prior to the change in control),  the Reviewing Party shall be independent counsel, and the Company also is required to seek advice in the matter from special independent counsel selected by the Indemnitee and approved (or deemed approved) by the Company who has not performed services for the Company, the Indemnitee or the acquiring person for five years.

Section 13(e) of the Stock Incentive Plan of 2004 provides members of the Compensation Committee of the Board of Directors (the "Committee") and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified, held harmless and protected by the Company with respect to any such action or determination. Accordingly, members of the Committee and officers acting at their direction or on their behalf are entitled to indemnification and reimbursement as directors pursuant to the Company’s bylaws or any agreement between the Company and its directors providing for indemnification.

The Company currently has directors and officers' liability insurance that insures directors and officers of the Company with respect to claims made for alleged "wrongful acts" in their roles as directors or officers of the Company and its subsidiaries. The insurance also insures the Company for claims against the Company's directors or officers in situations in which the Company has an obligation to indemnify its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed January 5, 2012 (File No. 0-17196)).

3.2	Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed January 5, 2012 (File No. 0-17196)).

3.3	Bylaws of the Company (Incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed January 5, 2012 (file number 0-17196)).

*4.1	Stock Incentive Plan of 1996, as amended.

*4.2	1998 Stock Incentive Plan for Salaried Employees, as amended.

*4.3	1996 Stock Option Plan for Outside Directors, as amended.

*5	Opinion of Counsel as to legality of the obligations registered hereby.

*23.1	Consent of KPMG LLP.

*23.3	Consent of Counsel (included in the opinion filed as Exhibit 5 to this registration statement).

*24	Powers of Attorney (included in the signature page of this registration statement).

_____________
* Filed herewith

Item 9.  Undertakings.

(a)           The  undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant  pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy W. Newkirk and Don Tracy and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all reports of the Registrant on this Form S-8 and to sign any and all amendments to such reports and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atchison, Kansas, on the 9th day of January, 2012.

MGP INGREDIENTS, INC.

By:          /s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of January 9, 2012.

Name	Title	Date

/s/ Timothy W. Newkirk	President and Chief Executive Officer	January 9, 2012
Timothy W. Newkirk	Director

/s/ Don Tracy	Vice President and Chief Financial Officer	January 9, 2012
Don Tracy	(Principal Financial and Accounting Officer)

/s/Michael Braude	Director	January 9, 2012
Michael Braude

/s/John E. Byom	Director	January 9, 2012
John E. Byom

/s/Cloud L. Cray, Jr.	Director	January 9, 2012
Cloud L. Cray, Jr.

/s/Gary Gradinger	Director	January 9, 2012
Gary Gradinger

/s/Linda E. Miller	Director	January 9, 2012
Linda E. Miller

/s/Daryl R. Schaller	Director	January 9, 2012
Daryl R. Schaller

/s/ Karen Seaberg	Director	January 9, 2012
Karen Seaberg

/s/John R. Speirs	Director and Chairman of the Board	January 9, 2012
John R. Speirs